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                                                                     EXHIBIT 8.2

                          [FOLEY & LARDNER LETTERHEAD]

                                 April 27, 1999


FCB Financial Corp.
420 South Koeller Street
Oshkosh, Wisconsin  54902

Ladies and Gentlemen:

         You have requested our opinion as to the federal income tax consequences of the merger pursuant to an Agreement and Plan of Merger dated January 5, 1999 (the "Merger Agreement"), by and between FCB Financial Corp. ("Target") and Anchor BanCorp Wisconsin Inc. ("Acquiring"), as more completely described below and in the Joint Proxy Statement-Prospectus related thereto. All capitalized terms not otherwise defined herein shall have the meanings assigned to such terms in the Merger Agreement.

A.       Statement of Facts

         Acquiring is a Wisconsin corporation registered as a savings and loan holding company. The outstanding shares of Acquiring capital stock consist of common stock, $.10 par value per share ("Acquiring Common Stock"). Such shares are widely held and publicly traded. Acquiring Common Stock has associated rights ("Acquiring Rights") to purchase shares of Acquiring preferred stock pursuant to the terms of that certain Rights Agreement between Acquiring and Firstar Bank Milwaukee, N.A. (as successor to Firstar Trust Company), as Rights Agent thereunder, dated as of July 22, 1997.

         Target is a Wisconsin corporation registered as a savings and loan holding company. Its outstanding shares of stock consist of common stock, $.01 par value per share ("Target Common Stock"). Such shares are widely held and publicly traded.

         The Merger Agreement provides for: (i) the merger of Target with and into Acquiring, pursuant to which each outstanding share of Target Common Stock (other than shares owned by Acquiring and Target, or any of their respective subsidiaries, which shares will be canceled), will be converted into the right to receive 1.83 shares of Acquiring Common Stock, together with any associated Acquiring Rights, subject to adjustment as provided in Section 1.7 of the Merger Agreement. No fractional shares of Acquiring Common Stock



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FCB Financial Corp.
April 27, 1999
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will be issued and any fractional interests will be redeemed for cash pursuant to Section 1.8(e) of the Merger Agreement.

B.       Representations

         Our opinions as stated herein are based upon and subject to:

         (a) The Merger qualifying as a statutory merger under the laws of the State of Wisconsin.

         (b) The accuracy and completeness of the statements concerning the Merger set forth in the Proxy Statement-Prospectus.

         (c) The accuracy of the representations made to us by Target and Acquiring in their respective certificates to us, dated the date hereof, and their continuing accuracy at all times through the Effective Time.

C.       Opinions

         Based upon the foregoing, and subject to the conditions and limitations set forth below, we are of the opinion that:

         1. The Merger will qualify as a reorganization within the meaning of section 368(a)(1)(A) of the Code. Acquiring and Target will each be "a party to a reorganization" within the meaning of section 368(b) of the Code.

         2. No gain or loss will be recognized by Target upon the transfer of its assets to Acquiring in exchange for shares of Acquiring Common Stock and the assumption by Acquiring of all of the liabilities of Target (sections 361(a) and 357(a) of the Code).

         3. Except with respect to cash received in lieu of issuing a fractional share of Acquiring Common Stock, each holder of Target Common Stock who exchanges those shares for shares of Acquiring Common Stock pursuant to the Merger will not recognize any gain or loss as a result of the Merger (section 354(a)(1) of the Code).

         4. Cash received by a Target shareholder paid by Acquiring in lieu of issuing a fractional share of Acquiring Common Stock will not have the effect of a dividend, but will be treated as if the fractional share had been distributed pursuant to the Merger and then redeemed by Acquiring. The former Target shareholder will be entitled to recognize capital gain or loss (provided that the shares of Target were held as a capital asset) equal to the difference between the amount of the cash payment and that portion of the exchanging Target shareholder's basis that is properly allocable to the fractional share.



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April 27, 1999
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         5. The aggregate basis of the Acquiring Common Stock to be received by each Target shareholder in the Merger will be the same as the basis of the Target Common Stock surrendered in exchange therefor, reduced by any amount allocable to a fractional share interest for which cash is received (section 358(a)(1) of the Code).

         6. The holding period of the Acquiring Common Stock in the hands of each Target shareholder will include the holding period of the shares of Target Common Stock surrendered in exchange therefor, provided that the Target Common Stock was held as a capital asset at the Effective Time (section 1223(1) of the Code).

         We express no opinion on the following matters:

         (i) The tax treatment of the Merger under other provisions of the Code and the regulations thereunder;

         (ii) The tax treatment of any conditions existing at the time of, or effects resulting from, the Merger that are not specifically addressed herein, including without limitation the tax treatment of any shareholder of Target who acquired Target Common Stock as compensation; or

         (iii) The tax treatment of the Merger under the laws of any state or commonwealth or of any jurisdiction other than the United States.

         Our opinions are based upon the existing provisions of the Code, the regulations thereunder, published revenue rulings, procedures and releases of the Internal Revenue Service, and existing court decisions, any of which could be changed at any time. Any such changes may be retroactive with respect to transactions entered into prior to the date of such changes and could modify our opinions retroactively. The Internal Revenue Service is not bound by our opinions and, accordingly, is not precluded from asserting positions contrary to our opinions. Further, the opinions expressed herein are based upon our best interpretations of existing sources of law and express what, based on these sources, we believe a court would likely conclude if presented with these issues. However, no assurance can be given that such interpretations would be followed if they became the subject of judicial or administrative proceedings.

         As explained above, our opinions as set forth herein are based upon the representations and factual statements referred to herein. If any such representation or factual statement is inaccurate or incorrect in any material respect now or at the Effective Time, any or all of the opinions expressed herein with respect to the Merger may become inapplicable.
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FCB Financial Corp.
April 27, 1999
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         We hereby consent to the filing of this opinion with the Securities and
Exchange Commission as an exhibit to the Registration Statement on Form S-4 and to the reference to our firm under the heading "Federal Income Tax Consequences" in the Proxy Statement-Prospectus filed as part of the Registration Statement on Form S-4. In giving our consent, we do not admit that we are "experts" within the meaning of Section 11 of the Securities Act of 1933, as amended, or within the category of persons whose consent is required by Section 7 of said Act.

                                Very truly yours,



                                /s/ FOLEY & LARDNER